Exhibit No. 99.1

TRUSTEE’S DISTRIBUTION REPORT

To the Holders of:

CABCO Series 2004-101 Trust (Goldman Sachs Capital I) (the “Trust”) Certificates, CUSIP: 12679N203

U.S. Bank Trust National Association, as trustee (the “Trustee”) for the Trust hereby gives notice with respect to the final distribution which occurred on December 6, 2019 (the “Final Distribution Date”) as follows:

1.

The aggregate amount of the distribution payable to the certificateholders on the Final Distribution Date allocable to principal and premium, if any, and interest expressed as a dollar amount, is as set forth below:

Principal	Interest	Total Distribution
$150,000,000.00	$284,375	$150,284,375.00

2.	The Certificates were redeemed at a “Call Price” amount equal to the outstanding certificate principal balance on the Final Distribution Date of the Certificates plus accrued and unpaid interest.

3.	The amount of aggregate interest due and not paid on the Certificates as of the Final Distribution Date is $0.00.

4.

The aggregate stated principal amount of 6.345% Goldman Sachs Capital I Capital Securities due February 15, 2034 (the “Underlying Securities”) held immediately prior to such Final Distribution Date was $150,000,000 principal amount of Underlying Securities was distributed to the exercising Call Option holders on the Final Distribution Date, leaving $0 principal amount remaining in the Trust.

5.

The amounts received by the Trustee in respect of the Underlying Securities during the immediately preceding Underlying Securities interest accrual period were $0. The total amounts of the Call Price received with respect to the Certificates from the exercising Call Option holders on the Final Distribution Date was $150,284,375.00

6.

The aggregate certificate principal balance of the Certificates was $150,000,000.00 at the close of business on the business day immediately preceding the Distribution Date. After giving effect to the Final Distribution, the remaining aggregate certificate principal balance of the Certificates was $0.00.

7.

The current ratings of the Underlying Securities are not provided in this report. Ratings can be obtained from Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., by calling 212-438-2400 and from Moody’s Investors Service, Inc. by calling 212-553-0377.

8.	No fees have been paid to the Trustee from the assets of the Trust.

U.S. BANK TRUST NATIONAL ASSOCIATION, as Trustee of CABCO Series 2004-101 Trust (Goldman Sachs Capital I)

By:	/s/ Janet P. O’Hara
Name: Janet P. O’Hara